Exhibit 99.1

       Centura Health Partners with First Consulting Group (FCG)
                 to Improve Patient Care; 12-Hospital
        Colorado System to Standardize IT on MEDITECH Platform


    LONG BEACH, Calif.--(BUSINESS WIRE)--July 27, 2005--First Consulting Group, Inc. (FCG), (NASDAQ: FCGI) today announced the signing of an estimated $14 million, 36 month information technology implementation and operations support agreement with Centura Health, the largest healthcare system in Colorado.
    The IT partnership is part of a comprehensive investment by Centura Health to set the patient safety standard for Colorado. This engagement includes a MEDITECH software implementation that will enable Centura Health to unify its IT platform. In addition, FCG will also provide operational support for a portion of Centura Health's legacy systems and project management for a network-wide FUJI picture archiving and communications system (PACS) implementation.
    "FCG is pleased to partner with Centura Health, a well-known leader in the healthcare community," said Luther Nussbaum, chairman and CEO of FCG. "Our ability to manage legacy IT operations and add project management and implementation skills to the IT environment will allow Centura Health to continue focusing on the delivery of healthcare in the state of Colorado with the integrity and dedication to patients for which it is known."

    About FCG

    FCG is a leading provider of outsourcing, consulting, systems implementation and integration for healthcare, pharmaceutical, and other life sciences organizations throughout North America, Europe and Asia. Through combinations of onsite, off-site and offshore outsourced services, FCG provides low cost, high quality offerings to improve its clients' performance. The firm's consulting and integration services increase clients' operations effectiveness with and through information technology, resulting in reduced costs, improved customer service, enhanced quality of patient care, and more rapid introduction of new pharmaceutical compounds. For more information about FCG, visit www.fcg.com or call 800-345-0957.

    Important Notice Regarding Forward-Looking Statements

    This release contains forward-looking statements, including estimates of (i) the future value and duration of the implementation and operations agreements between FCG and Centura Health; and (ii) the potential effects of such agreement on FCG and Centura Health. These forward-looking statements involve known and unknown risks which may cause FCG's actual results and performance to be materially different from the future results and performance stated or implied by the forward-looking statements. Some of the risks that should be considered include whether the operations agreement may be amended, modified or terminated early by the parties, how FCG manages the current information systems and the outsourced environment at Centura Health under the terms of the contract, including transition to and integration of the outsourced operations and personnel and management of any growth in demand for services, and other factors referenced in FCG's most recent Forms 10-K, 10-Q and other periodic reports filed with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information included in this release, the inclusion of such information should not be regarded as a representation by FCG or any other person that FCG's objectives or plans will be achieved. FCG undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


    CONTACT: First Consulting Group, Inc.
             Luther Nussbaum, Chairman and CEO, 562-624-5200
             Thomas Reep, VP Investor Relations, 562-624-5250